Exhibit 24.2

POWER OF ATTORNEY

          The undersigned, Eric J. Rosen, Managing Director of Onex Partners Manager GP Inc. ("Manager GP Inc."), hereby constitutes and appoints Donald W. Lewtas his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead in his capacity as an officer and authorized signatory of Manager GP Inc., to sign any and all statements of beneficial ownership and changes in beneficial ownership required to be filed from time to time pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (including, without limitation, Forms 3, 4 and 5), by Onex Partners LP ("Partners"), acting on behalf of itself and the other parties (the "Reporting Persons") to the Amended Agreement for Joint Filing of Schedule 13D and Section 16 Beneficial Ownership Reports dated June 29, 2004, relating to the Reporting Persons' beneficial ownership of equity securities of Res-Care, Inc., and any and all amendments thereto, and to file the same and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have executed this Power of Attorney on this 29th day of June, 2004.

/s/ Eric J. Rosen
Eric J. Rosen
Managing Director